Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for Third Quarter 2016

FARMINGTON, Conn., October 13, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the third quarter of 2016.

“During the third quarter, we experienced liquidity events from three portfolio companies with positive outcomes from prepayments and M&A activity,” said Gerald A. Michaud, President of Horizon. “In addition, in the third quarter we funded two venture loans to new portfolio companies, while increasing our committed backlog heading into the fourth quarter.”

New Loans Funded

Horizon funded two new loans in the third quarter of 2016 totaling $13.0 million to the following portfolio companies:

•	$7.0 million to a new portfolio company, an online provider of apparel and accessory rentals to women in the United States.

•	$6.0 million to a new portfolio company, a provider of a cloud-based, iPad point-of-sale system for small businesses.

Liquidity Events

During the quarter ended September 30, 2016, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, mBlox, Inc. (“mBlox”) was acquired by CLX Communications AB. In connection with the acquisition, mBlox prepaid the outstanding principal balance of $8.6 million on two of its venture loans, plus interest, end-of-term payments, prepayment fees and a success fee.

In September, LifePrint Group, Inc. (“LifePrint”) prepaid the outstanding principal balance of $1.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in LifePrint.

In September, Recondo Technology, Inc. (“Recondo”) prepaid the outstanding principal balance of $6.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Recondo.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the third quarter of 2016 totaling $17.0 million, compared to early pay-offs totaling $8.6 million during the second quarter of 2016. During the third quarter of 2016, Horizon received regularly scheduled principal payments on investments totaling $10.3 million compared to regularly scheduled principal payments totaling $13.8 million during the second quarter of 2016.

Commitments

During the quarter ended September 30, 2016, Horizon closed new loan commitments totaling $17.0 million to two companies, similar to the quarter ended June 30, 2016, wherein Horizon closed new loan commitments totaling $17.5 million to four companies.

Pipeline

As of September 30, 2016, Horizon's unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $19.5 million to three companies. This compares to a Committed Backlog of $3.0 million to one company as of June 30, 2016. While Horizon's portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of September 30, 2016, Horizon held a portfolio of warrant and equity positions in 87 portfolio companies, including 74 private companies, which provides the potential for future additional returns to Horizon's shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contacts:
Daniel R. Trolio	The IGB Group
Vice President of Finance and	Scott Eckstein / Leon Berman
Interim Chief Financial Officer	(212) 477-8261 / (212) 477-8438
(860) 674-9977	seckstein@igbir.com / lberman@igbir.com
dtrolio@horizontechfinance.com